EXHIBIT 99.1

Quanex Fiscal Third Quarter 2007 Results

    MACSTEEL Continued to Experience Product Mix Improvement
  Engineered Products Operating Income up 11% from a Year Ago
 Cash Provided by Operating Activities Strong at $134 million YTD

HOUSTON, Aug. 28, 2007 (PRIMENEWSWIRE) -- Quanex Corporation (NYSE:NX) today reported fiscal third quarter 2007 results for the period ending July 31, 2007. Net sales were $554.1 million compared to $553.0 million a year ago, and income from continuing operations was $40.2 million versus $44.9 million in the year ago period. Diluted earnings per share from continuing operations were $1.02 compared to $1.14 in the third quarter last year. Diluted earnings per share in the quarter were $1.02. The latest 12 months return on invested capital was 14.8% compared to 19.0% a year ago.

 Fiscal Third Quarter 2007 Highlights

 * Vehicular Products net sales were $284.6 million versus
   $259.8 million a year ago; net sales at Building Products were
   $275.1 million compared to $299.9 million in the year ago quarter.
 * Vehicular Products reported operating income of $31.3 million versus $40.3 million a year ago; operating income at Building
   Products was $37.6 million compared to $41.6 million in the year ago period.
 * Cash plus short-term investments at quarter-end totaled
   $143.7 million.
 * For the nine months ended July 31, 2007, cash provided by operating activities was $134.3 million, compared to $129.0 million in the same period a year ago, and capital expenditures were $25.0 million versus $61.0 million in the first nine months of 2006, primarily the result of reduced spending at MACSTEEL now that the Phase 8 and Phase 9 capital projects are complete.

 Selected Financial Information
 ------------------------------

 Fiscal Third Quarter 2007 Financials
 ($ in millions, except per share data)

                               3rd qtr 2007   3rd qtr 2006   inc/(dcr)
                               ------------   ------------   ---------
 Net Sales                       $ 554.1         $ 553.0        n/c
 Operating Income                   59.2            69.0       (14%)
 Income from Continuing Ops         40.2            44.9       (10%)

 EPS: Basic Earnings from
  Continuing Ops                 $  1.09         $  1.20        (9%)

 EPS: Diluted Earnings from
  Continuing Ops                 $  1.02         $  1.14       (11%)

 Fiscal Third Quarter 2007 Commentary
 ------------------------------------

 VEHICULAR PRODUCTS  ($ in millions)

                             3rd qtr 2007    3rd qtr 2006    inc/(dcr)
                             ------------    ------------    ---------
 Net Sales                      $284.6           $259.8         10%
 Operating Income                 31.3             40.3        (22%)

Vehicular Products is focused on providing its customers with engineered steel bars and extensive value added services. About 80% of its products are used in light vehicle, heavy truck and off-road powertrain applications.

"Total steel bar tons shipped by MACSTEEL were essentially even to year ago levels, but the mix of automotive bar shipments and value added products continued to improve as a percent of all bar shipments," said Raymond A. Jean, chairman and chief executive officer. "MACSTEEL's overall demand remained strong throughout the third quarter and our growing automotive backlog gives us optimism going forward. North American light vehicle builds in our third quarter were up 2% compared to a year ago, and the outlook calls for another 8% uptick in builds during our fourth quarter. As expected, operating income was down primarily due to volatile raw material costs, including a spike in metal alloy costs during the quarter. The higher alloy costs will be recovered through MACSTEEL's surcharges during our fourth quarter," Jean said.

 BUILDING PRODUCTS
   Engineered Products ($ in millions)

                             3rd qtr 2007    3rd qtr 2006    inc/(dcr)
                             ------------    ------------    ---------
 Net Sales                      $131.4           $138.8         (5%)
 Operating Income                 17.7             15.9         11%

Engineered Products is focused on providing window and door customers with value added fenestration products and components. Key market drivers are housing starts (approximately 60% of sales) and remodeling activity (approximately 40% of sales).

"The housing market remains very challenging. Housing starts in our third quarter were off 22% compared to the third quarter last year, while our sales for the same period were down only 5%, a testimony to our ability to generate robust organic growth through new programs and product initiatives. We are optimistic that we will hold this sales momentum through the fourth quarter. Operating income is up due to relatively strong operating performance at each of our business units, especially at Mikron. The aggressive restructuring efforts we undertook at Mikron late last year are paying off for us now, and our employees' focus on lean implementation across our businesses continue to bolster results," said Jean.

 Aluminum Sheet Building Products ($ in millions)

                             3rd qtr 2007    3rd qtr 2006    inc/(dcr)
                             ------------    ------------    ---------
 Net Sales                       $143.7          $161.1         (11%)
 Operating Income                  20.0            25.8         (22%)

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Key market drivers are housing starts and remodeling activity (approximately 60% of sales).

"Third quarter shipped pounds by Nichols Aluminum were off 11% from the year ago quarter when the business was in a sold-out position. Customer demand continued to be weak in our traditional building and construction markets during the third quarter, and we experienced ongoing softness in our secondary markets as well. Operating income was off from a year ago primarily due to the reduced shipments, but material spreads remained strong," Jean said.

Cash Flow

"Cash plus short-term investments were $144 million at the end of our third quarter, and total debt, less cash and investments, to capitalization was essentially zero. We diligently manage our working capital, and for the quarter end, our conversion cycle was 33 days, down from 34 days at the end of the second quarter. Cash provided by operating activities remained excellent at $50 million and $134 million for the three months ended and nine months ended July 2007, respectively," said Jean.

Fiscal 2007 Outlook

Quanex continues to experience soft demand in its building products markets, while demand in its vehicular products markets has improved throughout the year.

For Building Products, housing starts in calendar 2007 are expected to lag 2006 by some 22%. Customer demand in the fourth quarter at Engineered Products is expected to marginally improve over both the year ago and sequential third quarter as new programs with existing and new customers bolster results. At Nichols Aluminum, fourth quarter aluminum sheet shipments are expected to approximate both the year ago and sequential third quarter shipments. Material spreads at Nichols, while anticipated to come down from the third quarter, are expected to remain strong.

At Vehicular Products, demand is expected to continue to improve as light vehicle build rates are anticipated to increase during the fiscal fourth quarter. MACSTEEL's fourth quarter bar shipments are expected to exceed the year ago quarter by some 4%, based in part on the strength of new programs with both the Big Three and transplant automotive customers. Material spreads are expected to improve sequentially as the cost of raw materials, particularly for alloys, moderates. Light vehicle builds of 15.3 million in calendar 2007 are expected to be about even with 2006.

Taken together, the sales and earnings outlook for the balance of fiscal 2007 remains favorable. Accordingly, Quanex expects to report diluted earnings per share from continuing operations for the fiscal year within a range of $3.38 to $3.46, which includes an estimated $0.13 per share LIFO charge. Previous 2007 guidance was $3.35 to $3.60 and included a $0.10 per share LIFO charge. Quanex raised the low end of its guidance as a result of an improving outlook at MACSTEEL and ongoing benefits from the Company's lean initiatives; it lowered the high end of the guidance due to the more severe decline in the housing market.

Other

On May 16, 2007, the Company announced that its Board of Directors had initiated a review of strategic alternatives with respect to its Building Products Group. The Group consists of Engineered Products and Aluminum Sheet Products. Strategic alternatives to be considered include, but are not limited to, a tax-free spin-off to Quanex shareholders, a sale or a joint venture. At this time, there can be no assurance that this strategic review will result in any type of transaction and the Company does not intend to provide an update to this process.

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash while the premium amount of the debentures may be settled in any combination of cash and common stock when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock closing price of $48.45 for its third quarter, the Company's diluted earnings per share from continuing operations were reduced by $0.05.

Quanex uses the Last In First Out (LIFO) method of accounting, which requires it to forecast year-end inventory prices and levels and periodically adjust interim inventory balances. For the third quarter, the Company booked a $3.0 million ($0.05 per diluted share) non-cash LIFO charge that primarily reflects the rise in the cost of steel scrap at the Company's Vehicular Products Group. Year-to-date, Quanex has booked $6.0 million ($0.10 per diluted share) in LIFO charges.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.14 per share on the common stock, payable September 28, 2007 to shareholders of record on September 14, 2007.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 7/31/07

Book value per common share: $22.74; Total debt to capitalization: 13.4%; Return on invested capital: 14.8%; Return on common equity: 16.9%; Actual number of common shares outstanding: 37,187,012.

Definitions

Book value per common share -- calculated as total stockholders' equity as of balance sheet date divided by actual number of common shares outstanding;

Total debt to capitalization -- calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;

Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;

Return on common equity -- calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity;

Material spreads -- calculated as the difference between average raw material costs and average selling prices.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 15, 2006) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com .

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

 Three months ended                               Nine months ended
        July 31,                                       July 31,
 -------------------                           -----------------------
   2007      2006                                 2007         2006
 --------   --------                           ----------   ----------
                        Net sales:
 $284,578   $259,836     Vehicular Products    $  782,715   $  724,006

                          Engineered Building
  131,445    138,827       Products               333,897      392,468
                          Aluminum Sheet
  143,667    161,071       Building Products      388,092      404,581
 --------   --------                           ----------   ----------
  275,112    299,898     Building Products        721,989      797,049

   (5,606)    (6,687)    Corporate and Other      (13,541)     (16,203)
 --------   --------                           ----------   ----------

 $554,084   $553,047        Net sales          $1,491,163   $1,504,852
 ========   ========                           ==========   ==========

                         Operating income:
 $ 31,329   $ 40,297     Vehicular Products    $   91,613   $  113,968

                          Engineered Building
   17,657     15,886       Products                30,595       39,161
                          Aluminum Sheet
   19,985     25,753       Building Products       47,401       64,250
 --------   --------                           ----------   ----------
   37,642     41,639     Building Products         77,996      103,411

   (9,809)   (12,909)    Corporate and Other      (29,524)     (25,283)
 --------   --------                           ----------   ----------

 $ 59,162   $ 69,027        Operating Income   $  140,085   $  192,096
 ========   ========                           ==========   ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

 Three months ended                                Nine months ended
      July 31,                                          July 31,
 ------------------                             ----------------------
   2007      2006                                  2007        2006
 --------  --------                             ----------  ----------
 $554,084  $553,047   Net sales                 $1,491,163  $1,504,852
                      Cost of sales
                       (exclusive of items
  452,167   442,789    shown separately below)   1,219,189   1,191,414
                      Selling, general and
   24,623    23,963    administrative expense       75,194      68,776
                      Depreciation and
   18,132    17,268    amortization                 56,695      52,566
 --------  --------                             ----------  ----------
   59,162    69,027   Operating income             140,085     192,096
   (1,012)   (1,234)  Interest expense              (3,071)     (3,689)
    1,679     2,296   Other, net                     5,386       2,763
 --------  --------                             ----------  ----------
                      Income from continuing
   59,829    70,089    operations before taxes     142,400     191,170
  (19,610)  (25,186)  Income tax expense           (49,336)    (69,986)
 --------  --------                             ----------  ----------
                      Income from continuing
   40,219    44,903    operations                   93,064     121,184
                      Income (loss) from
                       discontinued operations,
       --       230    net of taxes                     --        (176)
 --------  --------                             ----------  ----------
 $ 40,219  $ 45,133   Net income                $   93,064  $  121,008
 ========  ========                             ==========  ==========

                      Basic earnings per
                       common share:
                        Earnings from continuing
 $   1.09  $   1.20      operations             $     2.52  $     3.21
                        Income (loss) from
                         discontinued
 $     --  $     --      operations             $       --  $    (0.01)
 --------  --------                             ----------  ----------
                        Basic earnings
 $   1.09  $   1.20      per share              $     2.52  $     3.20
 --------  --------                             ----------  ----------
                      Diluted earnings per
                       common share:
                        Earnings from continuing
 $   1.02  $   1.14     operations              $     2.40  $     3.05
                      Income (loss) from
 $     --  $     --    discontinued operations  $       --  $       --
 --------  --------                             ----------  ----------
                      Diluted earnings
 $   1.02  $   1.14    per share                $     2.40  $     3.05
 --------  --------                             ----------  ----------

                      Weighted average common
                       shares outstanding:
   37,012    37,531     Basic                       36,951      37,785
   39,992    39,857     Diluted                     39,449      40,190

                      Cash dividends declared
 $ 0.1400  $ 0.1200    per share                $   0.4200  $   0.3433

 QUANEX CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

   July 31,                                              October 31,
     2007                                                    2006
-------------------------------------------------------------------
              Assets
 $  103,672   Cash and equivalents                       $  105,708
     40,000   Short-term investments                             --
    204,149   Accounts and notes receivable, net            184,311
    152,184   Inventories                                   142,788
     11,783   Deferred income taxes                          12,218
      7,626   Other current assets                            5,584
 ----------   ----------------------------------------   ----------
    519,414        Total current assets                     450,609
    435,198   Property, plant and equipment, net            432,058
    203,040   Goodwill                                      196,350
     29,801   Cash surrender value insurance policies        29,108
     87,501   Intangible assets, net                         75,285
     14,699   Other assets                                   18,742
 ----------   ----------------------------------------   ----------
 $1,289,653        Total assets                          $1,202,152
 ==========   ========================================   ==========
              Liabilities and stockholders' equity
 $  155,866   Accounts payable                           $  137,564
     52,428   Accrued liabilities                            54,943
      6,193   Income taxes payable                           13,185
      3,129   Current maturities of long-term debt            2,721
 ----------   ----------------------------------------   ----------
    217,616        Total current liabilities                208,413
    127,551   Long-term debt                                130,680
      2,310   Deferred pension credits                        1,115
      7,397   Deferred postretirement welfare benefits        7,300
     59,128   Deferred income taxes                          66,189
     13,251   Non-current environmental reserves             14,186
     16,901   Other liabilities                              15,754
 ----------   ----------------------------------------   ----------
    444,154        Total liabilities                        443,637
    845,499        Total stockholders' equity               758,515
 ----------   ----------------------------------------   ----------
                   Total liabilities and
 $1,289,653         stockholders' equity                 $1,202,152
 ==========   ========================================   ==========

QUANEX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)
(Unaudited)
                                                   Nine months ended
                                                        July 31,
                                                ----------------------
                                                   2007        2006
                                                ---------    ---------
 Operating activities:
  Net income                                    $  93,064    $ 121,008
  Loss from discontinued operations                    --          176
  Adjustments to reconcile net income to cash
   provided by operating activities:
    Depreciation and amortization                  56,896       53,045
    Deferred income taxes                          (6,636)       6,040
    Stock-based compensation                        4,724        3,883
                                                ---------    ---------
                                                  148,048      184,152
  Changes in assets and liabilities, net of
    effects from acquisitions and dispositions:
     Decrease (Increase) in accounts and
      notes receivable                            (15,167)     (32,335)
     Decrease (Increase) in inventory              (7,890)     (23,396)
     Increase (Decrease) in accounts payable       17,054       35,370
     Increase (Decrease) in accrued liabilities    (3,420)     (12,846)
     Increase (Decrease) in income taxes payable   (6,803)      (5,253)
     Increase (Decrease) in deferred pension and
      postretirement benefits                       5,087      (11,942)
     Other, net                                    (2,566)      (4,024)
                                                ---------    ---------
  Cash provided by (used for) operating
   activities from continuing operations          134,343      129,726
  Cash provided by (used for) operating
   activities from discontinued operations             --         (762)
                                                ---------    ---------
  Cash provided by (used for) operating
   activities                                     134,343      128,964

 Investment activities:
  Purchases of short-term investments             (46,150)          --
  Proceeds from sales of short-term investments     6,150           --
  Acquisitions, net of cash acquired              (58,493)          --
  Capital expenditures, net of retirements        (24,986)     (60,964)
  Proceeds from sale of discontinued operations        --        5,683
  Retired executive life insurance proceeds            --          461
  Other, net                                          286          275
                                                ---------    ---------
   Cash provided by (used for) investing
    activities from continuing operations        (123,193)     (54,545)
   Cash used for investment activities from
    discontinued operations                            --          (14)
                                                ---------    ---------
 Cash provided by (used for) investment
  activities                                     (123,193)     (54,559)

 Financing activities:
  Repayments of long-term debt                     (2,721)      (2,514)
  Common dividends paid                           (15,570)     (13,165)
  Issuance of common stock from option exercises,
   including related tax benefits                   5,073       11,112
  Purchases of treasury stock                          --      (58,326)
  Other, net                                          (11)          --
                                                ---------    ---------
   Cash provided by (used for) financing
    activities from continuing operations         (13,229)     (62,893)
   Cash used for financing activities from
    discontinued operations                            --          (56)
                                                ---------    ---------
 Cash provided by (used for) financing
  activities                                      (13,229)     (62,949)
                                                ---------    ---------
    Effect of exchange rate changes on cash
     and equivalents                                   43           14
 Increase (Decrease) in cash and equivalents       (2,036)      11,470

 Beginning of period cash and equivalents         105,708       49,681
                                                ---------    ---------
 End of period cash and equivalents             $ 103,672    $  61,151
                                                =========    =========

CONTACT:  Quanex Corporation
          Financial Contact:
            Jeff Galow
            713/877-5327
          Media Contact:
            Valerie Calvert
            713/877-5305